Mail Stop 03-06


						May 3, 2005

Thomas Hein
Chief Financial Officer
Orthofix International N.V.
10115 Kincey Avenue
Suite 250
Huntersville, NC  28078


	Re:	Orthofix International N.V.
		Form 10-K for the fiscal year ended December 31, 2004
			Filed March 15, 2005
		Form 8-K dated March 3, 2005
		File No. 0-19961

Dear Mr. Hein:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant